Pricing Supplement Dated June 30, 2017 Registration Statement No. 333-204908	June 2017 (To Prospectus dated April 29, 2016, Index Supplement dated April 29, 2016 and Product Supplement dated June 28, 2017)

Structured Investments

Opportunities in U.S. and International Equities

Trigger Callable Contingent Yield Securities due January 5, 2022

$8,145,000 Based on the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index

UBS AG Trigger Callable Contingent Yield Securities (the “securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index (each an “underlying index” and together the “underlying indices”). If the closing level of each underlying index is equal to or greater than its coupon barrier on the applicable coupon observation date, UBS will pay you a contingent coupon on the related coupon payment date. If the closing level of any underlying index is less than its coupon barrier on the applicable coupon observation date, no contingent coupon will be paid on the related coupon payment date. UBS may elect, on or before any applicable coupon observation date, to call the securities at its discretion in whole, but not in part (an “issuer call”), on the coupon payment date corresponding to such coupon observation date (the “call settlement date”), regardless of the closing levels of the underlying indices on such coupon observation date. If UBS elects to call the securities prior to maturity, UBS will pay you on the call settlement date a cash payment per security equal to the stated principal amount plus any contingent coupon otherwise due, and no further payments will be made on the securities. If UBS does not elect to call the securities and a trigger event does not occur, UBS will pay you a cash payment at maturity equal to the stated principal amount of your securities, in addition to any contingent coupon otherwise due. If UBS does not elect to call the securities and a trigger event occurs, UBS will pay you less than the full stated principal amount, if anything, at maturity, resulting in a loss on your initial investment that is proportionate to the decline in the closing level of the underlying index with the lowest underlying index return (the “worst performing underlying index”) from its initial level to its final level over the term of the securities and you will lose a significant portion or all of your initial investment. A trigger event is deemed to have occurred if the closing level of any underlying index is less than its trigger level on the “trigger observation date”, which is the final determination date. The securities are for investors who are willing to risk their principal and seek interest at a potentially above-market rate in exchange for the risk of receiving few or no quarterly coupons if any underlying index closes below its coupon barrier on each coupon observation date and the risk of an early call at UBS’ discretion. Investing in the securities involves significant risks. You will lose a significant portion or all of your initial investment if UBS does not elect to call the securities and a trigger event occurs. The securities will not pay a contingent coupon if the closing level of any underlying index is less than its coupon barrier on each coupon observation date. UBS may elect to call the securities at its discretion regardless of the performance of the underlying indices. Higher contingent coupon rates are generally associated with a greater risk of loss. Investors will not participate in any appreciation of any of the underlying indices. The contingent repayment of principal only applies if you hold the securities until the call settlement date or maturity date, as applicable. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Underlying indices:	MSCI EAFE® Index (Bloomberg Ticker: “MXEA”) Russell 2000® Index (Bloomberg Ticker: “RTY”) S&P 500® Index (Bloomberg Ticker: “SPX”)
Aggregate principal amount:	$8,145,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Term:	Approximately 4.5 years, unless called earlier. In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust the coupon observation dates, the trigger observation date, as well as the final determination date and maturity date to ensure that the stated term of the securities remains the same.
Pricing date:	June 30, 2017
Original issue date:	July 6, 2017 (3 business days after the pricing date)
Final determination date:	December 30, 2021
Maturity date:	January 5, 2022, subject to postponement for certain market disruption events and as described under “General Terms of the Notes — Market Disruption Events” and “— Maturity Date” in the accompanying product supplement.
Issuer call feature:	UBS may elect, on or before any applicable coupon observation date (other than the final determination date), to call the securities at its discretion in whole, but not in part (an “issuer call”), on the coupon payment date corresponding to such coupon observation date (the “call settlement date”), regardless of the closing levels of the underlying indices on such coupon observation date.
Issuer call amount:	If UBS elects to call the securities, UBS will pay you on the call settlement date a cash payment per security equal to the stated principal amount plus any contingent coupon otherwise due, and no further payments will be made on the securities. Before UBS elects to call the securities, UBS will deliver written notice to the trustee by the applicable coupon observation date.
Contingent coupon:

▪      If the closing level of each underlying index is equal to or greater than its coupon barrier on the applicable coupon observation date (including the final valuation date), UBS will pay you the contingent coupon for that coupon observation date on the relevant coupon payment date.

▪      If the closing level of any underlying index is less than its coupon barrier on the applicable coupon observation date, the contingent coupon for that coupon observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon is a fixed amount based upon equal quarterly installments at a per annum rate (the “contingent coupon rate”).

The contingent coupon per security that would be applicable to each coupon payment date for which the closing level of each underlying index is equal to or greater than its coupon barrier on the applicable coupon observation date will be: $20.00.

Contingent coupons on the securities are not guaranteed. UBS will not pay you the contingent coupon for any coupon observation date in which the closing level of any underlying index is less than its coupon barrier.

Contingent coupon rate:	The contingent coupon rate is 8.00% per annum.
Coupon payment dates:	Three business days following the applicable coupon observation date, except that the coupon payment date for the final determination date will be the maturity date.
Coupon observation dates:	September 29, 2017, December 28, 2017, March 29, 2018, June 29, 2018, September 28, 2018, December 28, 2018, March 29, 2019, June 28, 2019, September 30, 2019, December 30, 2019, March 30, 2020, June 30, 2020, September 30, 2020, December 30, 2020, March 30, 2021, June 30, 2021, September 30, 2021 and December 30, 2021, subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Notes — Observation End Dates”, “ — Final Valuation Date” and “— Market Disruption Events” in the accompanying product supplement). We also refer to December 30, 2021 as the final determination date.
Trigger event:	A trigger event is deemed to have occurred if the closing level of any of the underlying indices is less than its respective trigger level on the trigger observation date.

In this case, you will be fully exposed to the underlying index return of the worst performing underlying index.

Trigger observation date:	December 30, 2021, which is the final determination date. The final determination date is subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Notes — Final Valuation Date” and “ — Market Disruption Events” in the accompanying product supplement). In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust the final determination date and maturity date to ensure that the stated term of the securities remains the same.
Payment at maturity:	▪ If UBS does not elect to call the securities and a trigger event does not occur, UBS will pay you a cash payment per security on the maturity date equal to the stated principal amount of $1,000 plus any contingent coupon otherwise due on the maturity date.
▪ If UBS does not elect to call the securities and a trigger event occurs, UBS will pay you a cash payment on the maturity date that is significantly less than the stated principal amount, if anything, equal to:
$1,000 x (1 + Underlying Index Return of the Worst Performing Underlying Index).
You will lose a significant portion or all of your initial investment if UBS does not elect to call the securities and a trigger event occurs.
Underlying index return:	With respect to each underlying index, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Worst performing underlying index:	The underlying index with the lowest underlying index return as compared to the other underlying indices.
Final level:	The closing level of each underlying index on the final determination date, as determined by the calculation agent.
Initial level:	1,883.19, which is the closing level of the MSCI EAFE® Index on the pricing date; 1,415.359, which is the closing level of the Russell 2000® Index on the pricing date ; 2,423.41, which is the closing level of the S&P 500® Index on the pricing date.
Coupon barrier:

1,318.23, which is equal to 70% of the initial level of the MSCI EAFE® Index;990.751, which is equal to 70% of the initial level of the Russell 2000® Index; 1,696.39, which is equal to 70% of the initial level of the S&P 500® Index.

Trigger level:

1,129.91, which is equal to 60% of the initial level of the MSCI EAFE® Index;849.215, which is equal to 60% of the initial level of the Russell 2000® Index; 1,454.05, which is equal to 60% of the initial level of the S&P 500® Index.

CUSIP/ISIN:	90270KLD9/US90270KLD99
Listing:	The securities will not be listed on any securities exchange.
Calculation agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security:	100%	1.66%(a) + 0.34%(b) 2.00%	98.00%
Total:	$8,145,000.00	$162,900.00	$7,982,100.00

(1)	UBS Securities LLC has agreed to purchase from UBS AG the securities at the price to public less a fee of $20.00 per $1,000.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management") at an underwriting discount which reflects:
(a) a fixed sales commission of $16.60 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and
(b) a fixed structuring fee of $3.40 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)".

The estimated initial value of the securities as of the pricing date is $973.20 for securities linked to the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index. The estimated initial value of the securities was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 12 and 13 of this document.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should read this document together with the accompanying product supplement, index supplement and the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated June 28, 2017	Index supplement dated April 29, 2016	Prospectus dated April 29, 2016
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Trigger Callable Contingent Yield Securities due January 5, 2022 $8,145,000 Based on the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement and an index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. When you read the index supplement, please note that all references therein to the prospectus dated April 29, 2016, or to any sections therein, should refer instead to the prospectus dated April 29, 2016, or to the corresponding sections in that prospectus, unless otherwise specified or the context otherwise requires. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

▪	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm
▪	Index Supplement dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569883/d163530d424b2.htm
▪	Product Supplement dated June 28, 2017: http://www.sec.gov/Archives/edgar/data/1114446/000091412117000834/ub35175694-424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Trigger Callable Contingent Yield Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated April 29, 2016, references to the “index supplement” mean the UBS index supplement, dated April 29, 2016 and references to the “accompanying product supplement” mean the UBS product supplement titled “Trigger Callable Contingent Yield Notes”, dated June 28, 2017.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement, index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Investment Summary

The Trigger Callable Contingent Yield Securities due January 5, 2022 based on the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index, which we refer to as the securities, provide an opportunity for investors to earn a quarterly contingent payment, which will be an amount equal to $20.00 (equivalent to 8.00% per annum of the stated principal amount) per security, but only if the closing level of each underlying index is equal to or greater than 70% of their respective initial levels, which we refer to as the coupon barrier, on the applicable coupon observation date. The contingent coupon, if any, will be payable quarterly on the relevant coupon payment date, which will be three business days after the related coupon observation date. It is possible that the closing levels of one or more of the underlying indices could remain below their respective coupon barriers for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent coupons.

If the closing level of any underlying index is less than its coupon barrier on the applicable coupon observation date, the contingent coupon for that coupon observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date. UBS may elect, on or before any applicable coupon observation date (other than the final determination date), to call the securities at its discretion in whole, but not in part (an “issuer call”), on the coupon payment date corresponding to such coupon observation date (the “call settlement date”), regardless of the closing levels of the underlying indices on such coupon observation date. If UBS elects to call the securities, UBS will pay you on the call settlement date a cash payment per security equal to the stated principal amount plus any contingent coupon otherwise due, and no further payments will be made on the securities. Before UBS elects to call the securities, UBS will deliver written notice to the trustee by the applicable coupon observation date. If UBS does not elect to call the securities and a trigger event does not occur, UBS will pay you a cash payment per security on the maturity date equal to the stated principal amount of $1,000 plus any contingent coupon otherwise due on the maturity date. If UBS does not elect to call the securities and a trigger event occurs, UBS will pay you a cash payment on the maturity date that is significantly less than the stated principal amount, if anything, equal to: (i) the stated principal amount times (ii) one plus the underlying index return of the worst performing underlying index. A trigger event is deemed to have occurred if the closing level of any underlying index is less than its trigger level on the trigger observation date. You will lose a significant portion or all of your initial investment if UBS does not elect to call the securities and a trigger event occurs. The value of such cash payment will be significantly less than 60% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing a significant portion or all of their initial investment and also the risk of not receiving any contingent coupons. In addition, investors will not participate in any appreciation of the underlying indices.

UBS may elect to call the securities at its discretion prior to the maturity date. UBS is less likely to exercise its issuer call right when the closing level of any of the underlying indices is less than its coupon barrier. As such, UBS will be more likely to exercise its issuer call right when the closing level of each underlying index is above its coupon barrier, which would otherwise result in an amount of interest payable on the securities that is greater than instruments of a comparable maturity and credit rating trading in the market. On the other hand, UBS will be less likely to exercise its issuer call right when the closing level of any underlying index is below its coupon barrier and/or when the final level of any underlying index is expected to be below its trigger level, such that you will receive no contingent coupons and/or that you will suffer a significant loss on your initial investment in the securities at maturity. Therefore, if UBS does not exercise its issuer call right, it is more likely that you will receive few or no quarterly contingent coupons and suffer a significant loss at maturity.

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Key Investment Rationale

The securities do not guarantee the payment of interest or the repayment of the stated principal amount. Instead, the securities offer the opportunity for investors to earn a quarterly contingent coupon equal to $20.00 (equivalent to 8.00% per annum of the stated principal amount) per security, but only if the closing level of each underlying index is equal to or greater than 70% of its respective initial level, which we refer to as the coupon barrier, on each coupon observation date. UBS may elect, on or before any applicable coupon observation date (other than the final determination date), to call the securities at its discretion in whole, but not in part, on the call settlement date for a cash payment equal to (i) the stated principal amount per security plus (ii) any contingent coupon otherwise due. The payment at maturity will vary as follows:

Scenario 1

On or before any coupon observation date other than the final determination date, UBS elects to call the securities in whole, but not in part.

▪       On the call settlement date, the securities will be called and UBS will pay a cash payment equal to (i) the stated principal amount plus (ii) any contingent coupon otherwise due with respect to the applicable coupon observation date, and no further payments will be made on the securities.

▪      Investors will not participate in any appreciation of the underlying indices from their respective initial levels.

Scenario 2

UBS does not elect to call the securities and a trigger event does not occur.

▪      The closing level of each underlying index is equal to or greater than its respective trigger level.

▪      UBS will pay you a cash payment per security on the maturity date equal to (i) the stated principal amount plus (ii) any contingent coupon otherwise due on the maturity date.

▪       Investors will not participate in any appreciation of the underlying indices from their respective initial levels.

Scenario 3

UBS does not elect to call the securities prior to maturity and a trigger event occurs.

▪      The closing level of any underlying index is less than its respective trigger level.

▪      The payment due at maturity will be a cash payment per security that is significantly less than the stated principal amount, if anything, equal to (i) the stated principal amount times (ii) one plus the underlying index return of the worst performing underlying index.

▪       Investors will lose a significant portion or all of their initial investment in this scenario.

Investing in the securities involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the securities, including payments in respect of an issuer call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they become due. If UBS were to default on its payment obligations, you may not receive any amounts due to you under the securities and you could lose all of your initial investment.

The securities will not pay a contingent coupon if the closing level of any underlying index is less than its coupon barrier on the applicable coupon observation date, and you may receive few or no contingent coupons during the term of the securities. UBS may elect, on or before any applicable coupon observation date (other than the final determination date), to call the securities on the call settlement date, regardless of the closing levels of the underlying indices on such coupon observation date. If UBS does not elect to call the securities and a trigger event occurs, you will lose a significant portion or all of your initial investment at maturity.

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Investor Suitability

The securities may be suitable for you if:

▪	You fully understand the risks inherent in an investment in the securities, including the risk of loss of a significant portion or all of your initial investment.
▪	You understand and accept that an investment in the securities is linked to the performance of the worst performing underlying index and not a basket of the underlying indices, and that you will lose a significant portion or all of your initial investment if the closing level of any underlying index is less than its trigger level on the trigger observation date.
▪	You can tolerate a loss of a significant portion or all of your investment and are willing to make an investment that may have the same downside market risk as an investment in the stocks constituting the underlying indices (the "underlying constituents") of the worst performing underlying index.
▪	You are willing to risk receiving no contingent coupons and believe the closing levels of each underlying index will be equal to or greater than its coupon barrier on each coupon observation date.
▪	You believe a trigger event will not occur, meaning the closing levels of each underlying index will be equal to or greater than its trigger level on the trigger observation date.
▪	You understand and accept that you will not participate in any appreciation in the level of any of the underlying indices and that your potential return is limited to the contingent coupons specified on the cover hereof.
▪	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.
▪	You are willing to invest in the securities based on the coupon barriers, trigger levels and contingent coupon rate listed on the cover hereof.
▪	You do not seek current income from your investment and are willing to forgo any dividends paid on any underlying constituents.
▪	You are willing to invest in securities that UBS may elect to call early at its discretion and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the securities.
▪	You understand and are willing to accept the risks associated with the underlying indices.
▪	You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
▪	You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

▪	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of a significant portion or all of your initial investment.
▪	You do not understand or are unwilling to accept that an investment in the securities is linked to the performance of the worst performing underlying index and not a basket of the underlying indices, and that you will lose a significant portion or all of your initial investment if the closing level of any underlying index is less than its trigger level on the trigger observation date.
▪	You require an investment designed to provide a full return of principal at maturity.
▪	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying constituents of the worst performing underlying index.
▪	You are unwilling to risk receiving no contingent coupons during the term of the securities and believe that the closing level of at least one of the underlying indices will decline during the term of the securities and is likely to be less than its coupon barrier on each coupon observation date.
▪	You believe a trigger event will occur, meaning the closing level of any underlying index will be less than its trigger level on the trigger observation date.

▪	You seek an investment that participates in the full appreciation in the levels of the underlying indices or that has unlimited return potential.
▪	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.
▪	You are unwilling to invest in the securities based on the coupon barriers, trigger levels and contingent coupon rate listed on the cover hereof.

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▪	You seek current income from this investment or prefer to receive the dividends paid on any underlying constituents.
▪	You are unable or unwilling to hold securities that UBS may elect to call early at its discretion, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market.
▪	You do not understand or are not willing to accept the risks associated with the underlying indices.
▪	You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.
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How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing levels, (2) whether UBS elects to call the securities and (3) the final levels.

Diagram #1: Coupon Observation Dates Other Than the Final Determination Date

Diagram #2: Payment at Maturity if No Issuer Call Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 8.

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Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security are specified on the cover hereof; amounts may have been rounded for ease of analysis):

Hypothetical Initial Level: Underlying Index A: Underlying Index B: Underlying Index C:	1,800 1,400 2,000
Hypothetical Coupon Barrier: Underlying Index A: Underlying Index B: Underlying Index C:	1,260, which is 70% of the initial level 980, which is 70% of the initial level 1,400 , which is 70% of the initial level
Hypothetical Trigger Level: Underlying Index A: Underlying Index B: Underlying Index C:	1,080, which is 60% of the initial level 840, which is 60% of the initial level 1,200, which is 60% of the initial level
Hypothetical Term:	Approximately 4.5 years
Hypothetical Contingent Coupon:	$20.00 per security (equivalent to 8.00% per annum of the stated principal amount)
Stated Principal Amount:	$1,000.00 per security
In Examples 1 and 2, on a specified coupon observation date UBS elects and delivers written notice to the trustee to call the securities on the call settlement date. In Examples 3 and 4, UBS does not elect to call the securities and the securities and remain outstanding until maturity.
	Example 1 – UBS calls the securities on the first coupon observation date.					Example 2 – UBS calls the securities on the third coupon observation date.
Coupon Observation Dates	Closing Level of Underlying Index A	Closing Level of Underlying Index B	Closing Level of Underlying Index C	Contingent Coupon	Payment (per security)	Closing Level of Underlying Index A	Closing Level of Underlying Index B	Closing Level of Underlying Index C	Contingent Coupon	Payment (per security)
#1	1,280 (equal to or greater than coupon barrier)	1,000 (equal to or greater than coupon barrier)	2,200 (equal to or greater than coupon barrier)	—	$1,020.00	1,100 (less than coupon barrier)	1,200 (equal to or greater than coupon barrier)	2,200 (equal to or greater than coupon barrier)	$0	N/A
#2	N/A	N/A	N/A	N/A	N/A	1,300 (equal to or greater than coupon barrier)	990 (equal to or greater than coupon barrier)	1,900 (equal to or greater than coupon barrier)	$20.00	N/A
#3	N/A	N/A	N/A	N/A	N/A	2,160 (equal to or greater than coupon barrier)	1,680 (equal to or greater than coupon barrier)	2,400 (equal to or greater than coupon barrier)	—	$1,020.00
#4 - #17	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A					N/A
▪	In Example 1, UBS notifies the trustee on the first coupon observation date that it would like to call the securities and the closing level of each underlying index is equal to or greater than its coupon barrier on the related coupon observation date. You receive the issuer call amount (reflecting your principal amount plus the applicable contingent coupon), calculated as follows:

Stated Principal Amount + Contingent Coupon = $1,000.00 + $20.00 = $1,020.00

In this example, the issuer call feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are subject to issuer call, you will stop receiving contingent coupons. Your total payment per security in this example is $1,020.00 (a 2.00% total return on the securities over 3 months).

▪	In Example 2, UBS notifies the trustee on the third coupon observation date that it would like to call the securities and the closing level of each underlying index is equal to or greater than its coupon barrier on the related coupon observation date. UBS will pay on the call settlement date a total of $1,020.00 per security (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon of $20.00 received in respect of the prior coupon observation dates, you will have received a total of $1,040.00. You will not receive any further payments on the securities.
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In this example, the issuer call feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are subject to an issuer call, you will stop receiving contingent payments. Further, although all of the underlying indices have appreciated by 20% from their respective initial levels on the third coupon observation date, you receive only $1,020.00 per security and do not benefit from such appreciation. Your total payment per security in this example is $1,040.00 (a 4.00% total return on the securities over 9 months).

	Example 3 - UBS does not call the securities and a trigger event does not occur.					Example 4 - UBS does not elect to call the securities and a trigger event occurs.
Coupon Observation Dates	Closing Level of Underlying Index A	Closing Level of Underlying Index B	Closing Level of Underlying Index C	Contingent Coupon	Payment (per security)	Closing Level of Underlying Index A	Closing Level of Underlying Index B	Closing Level of Underlying Index C	Contingent Coupon	Payment (per security)
#1	1,000 (less than coupon barrier)	1,000 (equal to or greater than coupon barrier)	1,500 (equal to or greater than coupon barrier)	$0	N/A	1,000 (less than coupon barrier)	1,000 (equal to or greater than coupon barrier)	1,500 (equal to or greater than coupon barrier)	$0	N/A
#2	1,100 (less than coupon barrier)	1,100 (equal to or greater than coupon barrier)	1,600 (equal to or greater than coupon barrier)	$0	N/A	1,100 (less than coupon barrier)	1,100 (equal to or greater than coupon barrier)	1,600 (equal to or greater than coupon barrier)	$0	N/A
#3 - #17	Various (all equal to or greater than coupon barrier)	Various (all less than coupon barrier)	Various (all less than coupon barrier)	$0	N/A	Various (all equal to or greater than coupon barrier)	Various (all less than coupon barrier)	Various (all equal to or greater than coupon barrier)	$0	N/A
Final Determination Date	1,900 (equal to or greater than coupon barrier and trigger level)	1,500 (equal to or greater than coupon barrier and trigger level)	2,150 (equal to or greater than coupon barrier and trigger level)	$20.00	N/A	1,400 (equal to or greater than coupon barrier and trigger level)	560 (less than coupon barrier and trigger level)	1,800 (equal to or greater than coupon barrier and trigger level)	$0	N/A
Payment at Maturity	$1,020.00					$400.00
▪	In Example 3, UBS does not elect to call the securities and the final level of each underlying index is equal to or greater than its trigger level. Because a trigger event has not occurred, at maturity, UBS will pay you the stated principal amount and, because the final level of each underlying index is equal to or greater than its coupon barrier on the final determination date, a contingent coupon with respect to the final determination date. Your payment at maturity is calculated as follows:

Stated Principal Amount + Contingent Coupon = $1,000.00 + $20.00 = $1,020.00

In this example, you receive the stated principal amount per security plus the contingent coupon, equal to a total payment of $1,020.00 per security at maturity. Your total payment per security in this example is $1,020.00 (a 2.00% total return over the 4.5-year term of the securities). You will not participate in the appreciation of any of the underlying indices.

▪	In Example 4, UBS does not elect to call the securities and the final level of underlying index B is less than its trigger level. A trigger event occurs and therefore, at maturity, you will be fully exposed to the negative return of the worst performing underlying index. Your payment at maturity is calculated as follows:

$1,000.00 × (1 + Underlying Index Return of the Worst Performing Underlying Index)

= $1,000.00 × (1 + -60%)

= $1,000.00 × 40%

= $400.00
In this example, because the final level of the worst performing underlying index represents a 60.00% decline, you will receive a total cash payment per security equal to $400.00 (a 60.00% loss over the 4.5-year term of the securities).

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If UBS does not elect prior to the final determination date to call the securities, you will lose a significant portion or all of your initial investment. Specifically, if UBS does not elect to call the securities prior to maturity and a trigger event occurs, UBS will pay you a cash payment that will be significantly less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying index return of the worst performing underlying index over the term of the securities.

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The securities will not pay a contingent coupon if the closing level of any underlying index is less than its coupon barrier on the applicable coupon observation date, and you may receive few or no contingent coupons during the term of the securities.

Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

▪	Risk of loss at maturity. The securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the securities at maturity. If UBS does not elect to call the securities, UBS will repay you the principal amount of your securities in cash only if a trigger event does not occur, meaning the closing level of each underlying index is equal to or greater than its trigger level on the trigger observation date, and will make such payment only at maturity. If UBS does not elect to call the securities and a trigger event occurs, meaning the closing level of any underlying index is less than its trigger level on the trigger observation date, you will lose a percentage of your stated principal amount equal to the underlying index return of the worst performing underlying index and in extreme situations, you could lose all of your initial investment.
▪	The stated payout from the issuer applies only if you hold your securities to maturity. You should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying index at such time is equal to or greater than its trigger level.
▪	You may not receive any contingent coupons with respect to your securities — UBS will not necessarily make periodic coupon payments on the securities. If the closing level of any underlying index is less than its respective coupon barrier on a coupon observation date, UBS will not pay you the contingent coupon applicable to such coupon observation date. This will be the case even if the closing levels of the other underlying indices are equal to or greater than their respective coupon barriers on that coupon observation date. If the closing level of any underlying index is less than its coupon barrier on each coupon observation date, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your securities.
▪	Your potential return on the securities is limited, you will not participate in any appreciation of the underlying indices and you will not have the same rights as holders of any underlying constituents. The return potential of the securities is limited to the specified contingent coupon rate, regardless of any appreciation of the underlying indices. In addition, your return on the securities will vary based on the number of coupon observation dates, if any, on which the requirements of the contingent coupon have been met prior to maturity or an issuer call. Because UBS may call the securities at its discretion as early as the first potential call settlement date, the total return on the securities could be less than if the securities remained outstanding until maturity. Further, if UBS elects to call the securities, you will not receive any contingent coupons or any other payment in respect of any coupon observation dates after the call settlement date, and your return on the securities could be less than if the securities remained outstanding until maturity. If UBS does not elect to call the securities, you may be subject to the decline of the worst performing underlying index even though you cannot participate in any appreciation in the level of any underlying index. As a result, the return on an investment in the securities could be less than the return on a direct hypothetical investment in any or all of the underlying indices. In addition, as an owner of the securities, you will not have voting rights or any other rights of a holder of any underlying constituents.
▪	Higher contingent coupon rates are generally associated with a greater risk of loss. Greater expected volatility with respect to, and lower expected correlation among, the underlying indices reflects a higher expectation as of the pricing date that the closing level of any of the underlying indices could be less than its trigger level on the trigger observation date of the securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that security. However, while the contingent coupon rate is set on the pricing date based, in part, on the correlations of the underlying indices and each underlying index’s volatility calculated using our internal models, an underlying index’s volatility, and the correlation among the underlying indices, can change significantly over the term of the securities. The correlations referenced in setting the terms of the securities are calculated using our internal models and are not derived from the daily returns of the underlying indices over the period set forth under “Correlation of the Underlying Indices” below. The level of any underlying index for your securities could fall sharply, which could result in the loss of a significant portion or all of your initial investment.
▪	UBS may elect to call the securities and the securities are subject to reinvestment risk. UBS may elect to call the securities at its discretion prior to the maturity date. UBS is less likely to exercise its issuer call right when the closing level of any of the underlying indices is less than its coupon barrier. As such, UBS will be more likely to exercise its issuer call right when the closing level of each underlying index is above its coupon barrier, which would otherwise result in an amount of interest payable on the securities that is greater than instruments of a comparable maturity and credit rating trading in the market. On the other hand, UBS will be less likely to exercise its issuer call right when the closing level of any underlying index is below its coupon barrier and/or when the final level of any underlying index is expected to be below its trigger level, such that you will receive no contingent coupons and/or that you will suffer a significant loss on your initial investment in the securities at maturity. Therefore, if UBS does not exercise its issuer call right, it is more likely that you will receive few or no quarterly contingent coupons and suffer a significant loss at maturity. Also, UBS is more likely to exercise its issuer call right when prevailing interest rates are low relative to the contingent coupon rate. In the event that prevailing interest rates are low relative to the contingent coupon rate and UBS elects to call the securities, the term of the securities will be reduced and you will not receive any payment on the securities after the applicable call settlement date. There is no guarantee that you will be able to reinvest the proceeds from an investment in the securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because UBS may call the securities at its discretion as early as the first potential call settlement date, you should
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be prepared in the event UBS elects to call the securities. Further, UBS’ right to call the securities may also adversely impact your ability to sell your securities in the secondary market.

▪	An investment in securities with contingent coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features. Because of the issuer call and contingent coupon features of the securities, you will bear greater exposure to fluctuations in interest rates than if you purchased securities without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise, and the contingent coupon rate on the securities may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your securities at such time, the value of your securities in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the contingent coupon rate and UBS elects to call the securities, there is no guarantee that you will be able to reinvest the proceeds from an investment in the securities at a comparable rate of return for a similar level of risk.
▪	You are exposed to the market risk of each underlying index. Your return on the securities is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the performance of each individual underlying index. Unlike an instrument with a return linked to a basket of indices, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying index. Poor performance by any one of the underlying indices over the term of the securities will negatively affect your return and will not be offset or mitigated by a positive performance by any or all of the other underlying indices. For instance, you will receive a negative return equal to the underlying index return of the worst performing underlying index if the closing level of one underlying index is less than its trigger level on the trigger observation date, even if the underlying index returns of the other underlying indices are positive or have not declined as much. Accordingly, your investment is subject to the market risk of each underlying index.
▪	Because the securities are linked to the worst performing underlying index, you are exposed to a greater risk of receiving no contingent coupons and losing a significant portion or all of your initial investment at maturity than if the securities were linked to just one underlying index. The risk that you will not receive any contingent coupons and lose a significant portion or all of your initial investment in the securities is greater if you invest in the securities than the risk of investing in substantially similar securities that are linked to the performance of only one or two underlying indices. With more underlying indices, it is more likely that the closing level of any of the underlying indices will be less than its respective coupon barrier on the applicable coupon observation date or decline to a closing level that is less than its trigger level than if the securities were linked to fewer underlying indices. In addition, if the performances of the underlying indices are not correlated to each other or are negatively correlated, the risk that you will not receive any contingent coupons or a trigger event will occur is even greater. Therefore, it is more likely that you will not receive any contingent coupons and that you will lose a significant portion or all of your initial investment at maturity.
▪	Any payment on the securities is subject to the creditworthiness of UBS. The securities are unsubordinated unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities and you could lose all of your initial investment.
▪	Market risk. The return on the securities, which may be negative, is directly linked to the performance of the underlying indices and indirectly linked to the value of the underlying constituents. The levels of the underlying indices can rise or fall sharply due to factors specific to each underlying index or its underlying constituents, such as stock price volatility; earnings and financial conditions; corporate, industry and regulatory developments; management changes and decisions and other events; general market factors, such as general stock market levels, interest rates and economic and political conditions; and the composition of the underlying indices.
▪	Fair value considerations.
o	The issue price you pay for the securities exceeds their estimated initial value. The issue price you pay for the securities exceeds their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we have determined the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the levels of the underlying indices, the volatility of the underlying indices, the correlation among the underlying indices, the dividend rate paid on the index constituent stocks, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date is less than the issue price you pay for the securities.

o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

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o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.
▪	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the securities will develop. UBS Securities LLC and its affiliates may make a market in the securities, although they are not required to do so and may stop making a market at any time. Even if there is a secondary market it may not provide enough liquidity to allow you to trade or sell the securities easily. If you are able to sell your securities prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the levels of the underlying indices or underlying constituents; the volatility of each underlying index or underlying constituent; the correlation among the underlying indices; the dividend rate paid on each underlying constituent; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the underlying indices are currently or have been below their respective coupon barriers; the composition of the underlying indices; the availability of comparable instruments; and the creditworthiness of UBS.

o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.
▪	There are small-capitalization stock risks associated with the Russell 2000® Index. The securities are subject to risks associated with small-capitalization companies. The Russell 2000® Index is comprised of underlying constituents that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than an index in which a greater percentage of the underlying constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪	The securities are subject to non-U.S. securities market risk. The securities are linked to the MSCI EAFE® Index, which is comprised of underlying constituents issued by non-U.S. companies in non-U.S. securities markets and therefore, are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular

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risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Security prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
▪	The securities are subject to currency exchange risk — Because the prices of the underlying constituents are converted into U.S. dollars by the index sponsor for the purposes of calculating the level of the MSCI EAFE® Index, you will be exposed to currency exchange rate risk with respect to each of the currencies in which the underlying constituents trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of the underlying constituents denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the level of the MSCI EAFE® Index will be adversely affected and consequently the payment at maturity of the securities, if any, may be reduced.
▪	There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether and the extent to which the levels of the underlying indices will rise or fall. There can be no assurance that the closing level of each underlying index will be equal to or greater than its coupon barrier on each coupon observation date, or, if UBS does not elect to call the securities, that a trigger event will not occur. The levels of the underlying indices will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of each underlying constituent. You should be willing to accept the risks associated with the relevant markets tracked by each such underlying index in general and each index's underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment.

▪	Changes that affect an underlying index will affect the market value of your securities. The policies of each index sponsor, as specified under “Information About the Underlying Indices” (together, the “index sponsors”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the levels of the underlying indices. The policies of the index sponsors with respect to the calculation of the underlying indices could also adversely affect the levels of the underlying indices. The index sponsors may discontinue or suspend calculation or dissemination of the underlying indices. Any such actions could have an adverse effect on the value of the securities.
▪	UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests. UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying indices. The index sponsors are not involved in the securities offering in any way and has no obligation to consider your interest as an owner of the securities in taking any actions that might affect the market value of your securities.
▪	Potential UBS impact on price. Trading or hedging transactions by UBS or its affiliates in an underlying index or any underlying constituent, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying index or any underlying constituent, may adversely affect the levels of the underlying indices on any trading day and/or the trigger observation date and, therefore, the market value of the securities and any payout to you of any contingent coupons or at maturity. Further, UBS is less likely to call the securities when the closing level of any index is trading less than its coupon barrier, and, therefore, any hedging activities that adversely affect the level of such index may also diminish the probability of UBS calling the securities.

▪	Potential conflict of interest. UBS and its affiliates may engage in business with the underlying constituent issuers of or trading activities related to one or more underlying index or any underlying constituents, which may present a conflict between the interests of UBS and you, as a holder of the securities. Moreover, UBS may elect to call the securities pursuant to the issuer call feature. If UBS so elects, the decision may be based on factors contrary to those favorable to a holder of the securities, such as, but not limited to, those described above under “— UBS may elect to call the securities and the securities are subject to reinvestment risk” and “— An investment in securities with contingent coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features”. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date and the payment at maturity of the securities, if any, based on observed closing levels of the underlying indices. The calculation agent can postpone the determination of the initial level, closing level or final level of any underlying index (and therefore the related coupon payment date or maturity date, as applicable) if a market disruption event occurs and is continuing on the trade date, any coupon observation date, any trigger observation date or final determination date, respectively. As UBS determines the economic terms of the securities, including the contingent coupon rate, trigger levels and coupon barriers, and such terms include hedging costs, issuance costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
▪	Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying indices to which the securities are linked.

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▪	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the securities. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is over indebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’ assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’ debt and/or other obligations, including its obligations under the securities, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder.

▪	Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your own tax advisor about your tax situation.

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Information about the Underlying Indices

MSCI EAFE® Index

We have derived all information contained herein regarding the MSCI EAFE® Index (“MSCI EAFE”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by MSCI Inc (the “index sponsor” of the MSCI EAFE® Index).

MSCI EAFE is a free float-adjusted market capitalization index that is designed to measure developed market equity performance in Europe, Asia, Australia and the Far East. MSCI EAFE includes components from all countries in Europe, Australia and the Far East that are designated by MSCI as Developed Markets.

The five largest developed market countries included and their relative weightings as of May 31, 2017 are: Japan (23.06%), the United Kingdom (17.9%), France (10.58%), Germany (9.56%) and Switzerland (8.95%). Other countries account for 29.96% of MSCI EAFE and include Australia, Austria, Belgium, Denmark, Finland, Hong Kong, Ireland, Israel, Italy, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain and Sweden. With 909 constituents, the index covers approximately 85% of the free float-adjusted market capitalization in each country.

As of May 31, 2017, the companies included in MSCI EAFE were divided into eleven global industry classification Sectors, each having a relative weight within MSCI EAFE as follows: Financials (20.77%), Industrials (14.40%), Consumer Discretionary (12.20%), Consumer Staples (11.77%), Health Care (10.95%), Materials (7.58%), Information Technology (5.92%), Energy (4.84%), Telecommunication Services (4.45%), Real Estate (3.69%) and Utilities (3.44%).

MSCI EAFE is based on the MSCI Global Investable Market Indexes Methodology — an approach to index construction that assesses global and cross regional comparisons across all market capitalization size, sector and style segments and combinations. This methodology aims to provide exhaustive coverage of the relevant investment opportunity set with a strong emphasis on index liquidity, investability and replicability. MSCI EAFE is reviewed quarterly with the objective of reflecting change in the underlying equity markets in a timely manner, while limiting undue index turnover. During semi-annual index reviews, MSCI EAFE is rebalanced and the large and mid-capitalization cutoff points are recalculated.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to MSCI EAFE.

Information about the MSCI EAFE, including the methodology used to calculate the MSCI EAFE, is available at http://www.msci.com/index-methodology. We are not incorporating by reference the website or any material it includes in this document.

Information as of market close on June 30, 2017:

Bloomberg Ticker Symbol:	MXEA	52 Week High (on June 2, 2017):	1,916.37
Current Index Level:	1,883.19	52 Week Low (on July 6, 2016):	1,573.30
52 Weeks Ago (on June 30, 2016):	1,608.45
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Trigger Callable Contingent Yield Securities due January 5, 2022 $8,145,000 Based on the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index

Historical Information

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing level, of the underlying index for the period of January 3, 2013 through June 30, 2017. The closing level of the underlying index on June 30, 2017 was 1,883.19. The associated graph shows the closing levels of the underlying index for each trading day from January 3, 2007 to June 30, 2017. The dotted lines represent the coupon barrier and trigger level of 1,318.23 and 1,129.91, which are equal to 70% and 60%, respectively, of the closing level on June 30, 2017. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time, including on any coupon observation date or the trigger observation date.

MSCI EAFE® Index	High	Low	Period End
2013
First Quarter	1,713.66	1,624.48	1,674.30
Second Quarter	1,781.84	1,598.66	1,638.94
Third Quarter	1,844.39	1,645.23	1,818.23
Fourth Quarter	1,915.60	1,790.27	1,915.60
2014
First Quarter	1,940.23	1,796.86	1,915.69
Second Quarter	1,992.69	1,882.24	1,972.12
Third Quarter	1,995.49	1,846.08	1,846.08
Fourth Quarter	1,848.79	1,714.64	1,774.89
2015
First Quarter	1,900.90	1,697.01	1,849.34
Second Quarter	1,949.49	1,842.46	1,842.46
Third Quarter	1,894.42	1,609.50	1,644.40
Fourth Quarter	1,779.25	1,654.98	1,716.28
2016
First Quarter	1,671.89	1,492.43	1,652.04
Second Quarter	1,716.51	1,520.94	1,608.45
Third Quarter	1,734.72	1,573.30	1,701.69
Fourth Quarter	1,704.84	1,614.17	1,684.00
2017
First Quarter	1,812.06	1,676.93	1,792.98
Second Quarter	1,916.37	1,774.47	1,883.19
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Trigger Callable Contingent Yield Securities due January 5, 2022 $8,145,000 Based on the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index

MSCI EAFE® Index – Daily Closing Levels January 3, 2007 to June 30, 2017

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Trigger Callable Contingent Yield Securities due January 5, 2022 $8,145,000 Based on the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“the Russell 2000 Index”) contained herein, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company (the “index sponsor” of the Russell 2000® Index).

The Frank Russell Company has no obligation to continue to publish the Russell 2000 Index, and may discontinue publication of the Russell 2000 Index at any time.

The Russell 2000 Index is published by the Frank Russell Company. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers – Russell 2000 Index,” the Russell 2000 Index measures the composite price performance of the smallest 2,000 companies included in the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. The Russell 2000 Index value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Russell 2000® Index.

Information as of market close on June 30, 2017:

Bloomberg Ticker Symbol:	RTY	52 Week High (on June 13, 2017):	1,425.985
Current Index Level:	1,415.359	52 Week Low (on July 5, 2016):	1,139.453
52 Weeks Ago (on June 30, 2016):	1,151.923
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Trigger Callable Contingent Yield Securities due January 5, 2022 $8,145,000 Based on the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index

Historical Information

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing level, of the underlying index for the period of January 3, 2013 through June 30, 2017. The closing level of the underlying index on June 30, 2017 was 1,415.359. The associated graph shows the closing levels of the underlying index for each trading day from January 3, 2007 to June 30, 2017. The dotted lines represent the coupon barrier and trigger level of 990.751 and 849.215, which are equal to 70% and 60%, respectively, of the closing level on June 30, 2017. We obtained the information in the table below from Bloomberg without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time, including on any coupon observation date or the trigger observation date.

Russell 2000® Index	High	Low	Period End
2013
First Quarter	953.068	872.605	951.542
Second Quarter	999.985	901.513	977.475
Third Quarter	1,078.409	989.535	1,073.786
Fourth Quarter	1,163.637	1,043.459	1,163.637
2014
First Quarter	1,208.651	1,093.594	1,173.038
Second Quarter	1,192.964	1,095.986	1,192.964
Third Quarter	1,208.150	1,101.676	1,101.676
Fourth Quarter	1,219.109	1,049.303	1,204.696
2015
First Quarter	1,266.373	1,154.709	1,252.772
Second Quarter	1,295.799	1,215.417	1,253.947
Third Quarter	1,273.328	1,083.907	1,100.688
Fourth Quarter	1,204.159	1,097.552	1,135.889
2016
First Quarter	1,114.028	953.715	1,114.028
Second Quarter	1,188.954	1,089.646	1,151.923
Third Quarter	1,263.438	1,139.453	1,251.646
Fourth Quarter	1,388.073	1,156.885	1,357.130
2017
First Quarter	1,413.635	1,345.598	1,385.920
Second Quarter	1,425.985	1,345.244	1,415.359
June 2017	Page 20

Trigger Callable Contingent Yield Securities due January 5, 2022 $8,145,000 Based on the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index

Russell 2000® Index – Daily Closing Levels January 3, 2007 to June 30, 2017

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Trigger Callable Contingent Yield Securities due January 5, 2022 $8,145,000 Based on the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“the S&P 500 Index”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (the “index sponsor” of the S&P 500® Index), a division of The McGraw-Hill Companies, Inc.

S&P Dow Jones Indices has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P Dow Jones Indices without regard to the Securities.

The S&P 500® Index is published by S&P Dow Jones Indices. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of May 31, 2017, eleven main groups of companies comprise the S&P 500® Index, with the percentage weight of each group in the index as a whole as of May 31, 2017 indicated below: Information Technology (23.2%), Health Care (13.9%), Financials (13.7%), Consumer Discretionary (12.5%), Industrials (10.2%), Consumer Staples (9.4%) , Energy (6.0%), Utilities (3.3%), Real Estate (2.9%), Materials (2.8%) and Telecommunication Services (2.2%). Effective March 10, 2017, company additions to the S&P 500 Index should have an unadjusted company market capitalization of $6.1 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $5.3 billion or more).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

Information as of market close on June 30, 2017:

Bloomberg Ticker Symbol:	SPX	52 Week High (on June 19, 2017):	2,453.46
Current Index Level:	2,423.41	52 Week Low (on June 30, 2016):	2,098.86
52 Weeks Ago (on June 30, 2016):	2,098.86
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Trigger Callable Contingent Yield Securities due January 5, 2022 $8,145,000 Based on the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index

Historical Information

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing level, of the underlying index for the period of January 3, 2013 through June 30, 2017. The closing level of the underlying index on June 30, 2017 was 2,423.41. The associated graph shows the closing levels of the underlying index for each trading day from January 3, 2007 to June 30, 2017. The dotted lines represent the coupon barrier and trigger level of 1,696.39 and 1,454.05, which are equal to 70% and 60%, respectively, of the closing level on June 30, 2017. We obtained the information in the table below from Bloomberg without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time, including on any coupon observation date or the trigger observation date.

S&P 500® Index	High	Low	Period End
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
June 2017	Page 23

Trigger Callable Contingent Yield Securities due January 5, 2022 $8,145,000 Based on the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index

S&P 500® Index – Daily Closing Levels January 3, 2007 to June 30, 2017

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Trigger Callable Contingent Yield Securities due January 5, 2022 $8,145,000 Based on the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index

Correlation of the Underlying Indices

The graph below illustrates the daily performance of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index from January 3, 2007 through June 30, 2017. For comparison purposes, each underlying index has been normalized to have a closing level of 100.00 on January 3, 2007 by dividing the closing level of that underlying index on each trading day by the closing level of that underlying index on January 3, 2007 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying indices over a given period, the more positively correlated those underlying indices are. The lower (or more negative) the correlation among the underlying indices, the less likely it is that those underlying indices will move in the same direction and therefore, the greater the potential for one of those underlying indices to close below its coupon barrier or trigger level or the trigger observation date, respectively. This is because the less positively correlated the underlying indices are, the greater the likelihood that at least one of the underlying indices will decrease in value. However, even if the underlying indices have a higher positive correlation, one or more of the underlying indices might close below its coupon barrier or trigger level or the trigger observation date, respectively, as the underlying indices may decrease in value together. See “Risk Factors — Higher contingent coupon rates are generally associated with a greater risk of loss”, “— You are exposed to the market risk of each underlying index” and “— Because the securities are linked to the worst performing underlying index, you are exposed to a greater risk of receiving no contingent coupons and losing a significant portion or all of your initial investment at maturity than if the securities were linked to just one underlying index” on pages 11 and 12 herein.

Past performance of the underlying indices is not indicative of the future performance of the underlying indices.

This document relates only to the securities offered hereby and does not relate to the underlying indices or other securities linked to the underlying indices. We have derived all disclosures contained in this document regarding the underlying indices from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying indices.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying indices.

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Trigger Callable Contingent Yield Securities due January 5, 2022 $8,145,000 Based on the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:

The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any contingent coupon payable at maturity or upon issuer call shall be payable to the person to whom the payment at maturity or issuer call amount, as the case may be, shall be payable.

If you are able to sell the securities in the secondary market on the day preceding a coupon observation date or on a coupon observation date, the purchaser of the securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that coupon observation date. If you are able to sell your securities in the secondary market on the day following a coupon observation date and before the applicable coupon payment date, you will be deemed to be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date on the related coupon payment date.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:

The U.S. federal income tax consequences of your investment in the securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

U.S. Tax Treatment. Pursuant to the terms of the securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the securities as a pre-paid derivative contract with respect to the underlying indices. If your securities are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an issuer call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize capital gain or loss upon the sale, exchange, issuer call, or redemption on maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the accompanying product supplement. The risk that the securities may be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (possibly in excess of any contingent coupon even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other index-linked securities that do not contain downside protections.

The Internal Revenue Service (“IRS”) might also assert that the securities should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) or that you should be required to recognize taxable gain (including ordinary income to the extent attributed to certain contingent coupons) on any rebalancing or rollover of the underlying indices.

Notice 2008-2. The U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the securities. Notice 2008-2 focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice. Non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of investing in the securities, including the possible application of

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Trigger Callable Contingent Yield Securities due January 5, 2022 $8,145,000 Based on the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index

30% U.S. withholding tax in respect to the coupons.

Section 1297. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, upon a sale, exchange, issuer call, redemption or other taxable disposition of the relevant securities. You should consult your tax advisor regarding the possible consequences to you if such entity is or becomes a PFIC.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our counsel is of the opinion that contingent coupons made to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 and Section 871(m), discussed below, gain from the sale, exchange, issuer call, redemption or maturity of a security generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, or the non-U.S. holder has certain present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a security upon a sale, exchange, early redemption or other taxable disposition of the security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of an index constituent stock as a United States real property holding corporation and the securities as United States real property interests.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017.

Based on our determination that the securities are not “delta-one” with respect to any underlying index or any U.S. underlying constituent our counsel is of the opinion that the securities should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the securities. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying index, or underlying constituents or your securities, and following such occurrence your securities could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of any underlying index, or underlying constituents or the securities. A non-U.S. holder that enters,

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Trigger Callable Contingent Yield Securities due January 5, 2022 $8,145,000 Based on the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index

or has entered, into other transactions in respect of any underlying index, or underlying constituents or the securities should consult its tax advisor regarding the application of Section 871(m) of the Code to its securities in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. As the treatment of the securities is unclear, it is possible that any coupon payment with respect to the securities could be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the securities after 2018 as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if enacted, would have required holders of securities similar to the securities purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there may not be any interest payments over the entire term of such securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the securities are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local or other taxing jurisdiction (including those of the jurisdiction of the underlying constituents).

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.
In connection with the sale of the securities, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before and after the pricing date of the securities. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.
The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” beginning on page 11 of this document for a discussion of these adverse effects.

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $20.00 per $1,000.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $20.00 reflecting a fixed structuring fee of $3.40 and a fixed sales commission of $16.60 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

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Trigger Callable Contingent Yield Securities due January 5, 2022 $8,145,000 Based on the worst performing of the MSCI EAFE® Index, the Russell 2000® Index and the S&P 500® Index

Conflicts of Interest. UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation. The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 2 months after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 12 and 13 of this document.

Validity of the securities:

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated June 20, 2017 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 20, 2017.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the securities, authentication of the securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

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